FIRST BUSINESS CEO REPORT

First Quarter 2015



NASDAQ® LISTED | FBIZ®

First Business®

DEAR SHAREHOLDERS AND FRIENDS OF FIRST BUSINESS:

First Business is off to a strong start in 2015. Kicking off our 25th year, our entire team is energized from the momentum of our first-ever acquisition and the continued trend of record-breaking performance in 2014. On board for just six months, our Alterra Bank ("Alterra") subsidiary is making its mark on our franchise and our results, contributing to organic loan and deposit growth as well as integrating its Small Business Administration ("SBA") platform and expertise to First Business's Wisconsin markets with great speed and success. Meanwhile, our team of business development officers ("BDOs") and non-client-facing associates continue to excel in their fields, deepening client relationships and elevating First Business's operations throughout the organization.

With the consistent, high-quality execution that First Business is known for, we started 2015 with another quarter of record loans, deposits, trust assets and net income, along with a continued reduction in non-performing assets. Our results bear witness to our long-held principles: Accountability, Differentiation and Strategic Focus.

25 YEARS OF ACCOUNTABILITY

In this letter I often repeat the same phrases: "record," "success," "consistency," "history." The recurrence is the outcome of a 25-year-strong culture of accountability at First Business - to our clients, shareholders, employees and communities. To us, accountability is paramount. Since 1990, we've set out to achieve certain goals - individual, team, client and corporate - and we've held ourselves responsible for the results. As intended, our culture of accountability has produced financial results we believe to be exceptional, on a consistent basis. Our first quarter 2015 performance demonstrates this solid execution.

Perhaps most notably, Alterra's contribution was substantial in its first full calendar quarter as our subsidiary following its acquisition on November 1, 2014. For the first quarter of 2015, Alterra posted linked-quarter, annualized loan and deposit growth of 30% and 38%, respectively, and contributed a total of $1.9 million in pre-tax income to First Business's first quarter results - or 30% of consolidated pre-tax profits. Alterra's access to capital was expanded significantly following the acquisition and we are excited by the opportunity to meet an even greater share of the Kansas City market's banking needs.

Even more significant than its financial contributions, Alterra's impact on business development efforts throughout our First Business franchise has been considerable. By the end of the first quarter of 2015, we launched Alterra's SBA lending platform in our Wisconsin markets, with our locally-experienced teams delivering a new and meaningful revenue stream for us. We are encouraged by the early success of this platform and will continue to work to expand the business across the franchise.

Outside of Alterra's impact, First Business again exhibited outstanding year-over-year organic growth. Excluding Alterra, first quarter 2015 top line revenue, consisting of net interest income and non-interest income, grew 8% from the prior year quarter, reaching a record $14.2 million. Net interest income continued to benefit from lower funding costs and growth in average earning assets, while non-interest income showed particular strength due to trust and investment services and consistent expansion of other fee-based services among our full-service banking relationships. We are thrilled that our trust and investment services business surpassed $1.0 billion in assets under management and administration, marking a significant milestone and delivering record revenues totaling $1.2 million for the quarter.

We are also pleased to report that expanded revenues occurred in tandem with reasonable growth in expenses, even as we invested in talent, technology and marketing for the benefit of our combined franchise. Our efficiency ratio measured

62.5% for the first quarter of 2015, including $78,000 in merger-related expenses. We strongly believe our investments today will yield benefits tomorrow.

Finally, first quarter 2015 results reflect outstanding asset quality, with non-performing assets declining by 5% from the end of 2014 and declining by more than 24% from March 31, 2014. The ratio of non-performing assets to total assets measured 0.65% at March 31, 2015, meaningfully improved from 0.70% at December 31, 2014 and 1.13% at March 31, 2014. Improved metrics reflect both our successful efforts to manage asset quality and the addition of Alterra loans, which were acquired at fair value with no corresponding reserves.

In total, outstanding first quarter 2015 performance resulted in record quarterly net income of $4.2 million, marking a 26% increase over the first quarter of 2014.

DIFFERENTIATION

For 25 years, our roots as a branchless business bank set us apart from traditional retail and commercial banks. With a niche banking focus, we are different by design.

In true entrepreneurial spirit, we've grown opportunistically into specialty areas most community banks do not offer. Since 1990, our strategy has been to attract talent from bigger companies and to find individuals who fit First Business's culture and entrepreneurial spirit. In addition to the geographic expansion of our commercial banking locations, in 1995 we added an asset-based lending company and in 1997 we started providing equipment finance and leasing services. In 1999 we started what is now our full-service trust and investments division. 2012 brought the addition of the factoring business and most recently we expanded into SBA lending through Alterra. Reflecting our focused growth, we view ourselves as a full-service financial services company that specializes in small to mid-sized businesses and high net worth individuals. We are more than simply a bank.

Of course, growth without vision is a dangerous thing. At First Business, our team has approached each business addition with the objective of creating new competitive advantages and delivering attractive benefits to our niche clients. We focus on attracting the right people with specific industry expertise to lead each of these initiatives and we empower them to achieve success. From only a handful employees in our early days to 212 today, people are truly our competitive edge.

Just as we are selective in the employees we hire, a recurring priority among our Business Development team is the conscious choice to be selective about our client base while remaining mindful of the depth of financial needs in the markets we serve. As a niche bank, we do this in order to offer the perfect combination of sophisticated products and services and the expertise of a large regional or national bank, with the personal attention and access to senior management that small banks provide. Most banks can deliver well on one end or the other; but the combination differentiates First Business. We target small to mid-sized businesses, their owners and senior management staff and high net worth individuals. Business owners, executives, and other professionals have financial needs that require the same unique combination of sophisticated services and accessibility that their businesses require. With years of experience at larger institutions and at First Business, our people have a unique understanding of these needs and how to meet them.

A look back over our 25-year history shows the strength of this approach. In 1991, just one year after First Business Bank's inception, we turned our first annual profit, totaling $153,000. In that year we had 20 full-time-equivalent employees ("FTEs") and approximately $46 million in assets. More than 23 years later, our assets have grown at a compound annual growth rate of nearly 17% per year. Meanwhile, on an annualized basis, first quarter 2015 net income exceeded our first year of profits by a multiple of

more than 100. At the same time, our employee base expanded by roughly 11% per year on a compounded basis, to 212. Measured against FTEs, annualized first quarter 2015 earnings per FTE of $80,000 were ten times higher than the $8,000 earned per FTE in 1991. We've clearly expanded our franchise and our results in an efficient manner that has far outpaced growth in our team - even with significant levels of hiring over the past two years.

STRATEGIC FOCUS

While our growth statistics are notable, our strategic focus runs much deeper. Alongside years of growth in loans, deposits, trust assets and revenue, our behind-the-scenes operations have been called to excellence as well. We have long believed that production gains are only as strong as the systems, support and oversight around them. To that end, our newest team members in 2015 have been predominantly non-client-facing associates who bring excellence in their fields, helping to elevate First Business's operations across many functions. Specifically, we are focused on proactively investing in technology staff and systems in order to build a scalable and efficient franchise poised for future growth.

Operational excellence is a key component of our ongoing strategic plan. Today, our plan emphasizes controlled growth, with high quality infrastructure and oversight essential to continued organic balance sheet and revenue expansion. From the roll-out of SBA lending across the franchise, to deposit market share growth and expanded cross-sell initiatives, our strategic plan contemplates smart growth from a foundation of operational strength.

SHARING OUR STORY

We couldn't be more excited as we kick off our 25th year. Our differentiated business banking model, along with our consistent execution and performance, is a great story to share, today more than ever. As always, you can be sure we are working hard to attract investors' interest in First Business. And, it's always nice when our story tells itself, as it did in American Banker's April 2015 ranking of the country's top community banks. Among 750 publicly traded banks and thrifts with $2 billion or less in assets, First Business ranked among the top 5% based on our three-year average return on equity.

Our limited branch, business-focused model sets us apart, and our performance validates our approach. We aim to continue increasing our exposure in the trading markets, so that more investors can share the impressive returns our long-term shareholders have enjoyed.

We hope you'll help us spread the word. Thank you for your continued support of First Business.

Sincerely,

Corey

Corey Chambas, President and CEO

Financial Highlights

Income Statement Data (in thousands)	As of and for the Three Months Ended 3/31/15	3/31/14	% Change
Net interest income	$ 14,930	$ 10,801	38.2%
Non-interest income	3,848	2,321	65.8%
Top line revenue	18,778	13,122	43.1%
Total operating expense [(1)]	11,730	7,852	49.4%
Non-GAAP pre-tax adjusted earnings [(2)]	7,048	5,270	33.7%
Provision for loan and lease losses	684	180	280.0%
Net gain on foreclosed properties	(16)	–	*
Amortization of other intangible assets	18	–	*
Income before income tax expense	6,362	5,090	25.0%
Income tax expense	2,170	1,753	23.8%
Net income	$ 4,192	$ 3,337	25.6%
Efficiency ratio [(3)]	62.47%	59.84%	
Common Per Share Data			
Earnings - Diluted	$ 0.97	$ 0.84	14.9%
Cash dividend declared	0.22	0.21	4.8%
Period end tangible book value	29.91	28.44	5.2%

Balance Sheet Data (in millions)	3/31/15	3/31/14	% Change
Total loans and leases, net	$ 1,282	$ 971	32.1%
Total assets	1,681	1,274	31.9%
In-market deposits [(4)]	1,055	731	44.3%
Stockholders' equity	142	112	26.5%

* Not meaningful
(1) "Operating expense" is a non-GAAP measure defined as non-interest expense excluding net gain on foreclosed properties, other discrete items that are unrelated to our primary business activities and amortization of other intangible assets, if any.
(2) "Non-GAAP pre-tax adjusted earnings" is a non-GAAP measure defined as pre-tax income excluding the effects of provision for loan and lease losses, other identifiable costs of credit and other discrete items that are unrelated to First Business's primary business activities.
(3) "Efficiency ratio" is a non-GAAP measure defined as total operating expense divided by top line revenue.
(4) Total deposits excluding wholesale deposits.

Stock Performance

This table shows the high, low, and closing price for FBIZ's common stock in recent quarters as reported by NASDAQ.

Quarter Ending	Trade Price High	Trade Price Low	Closing Price	Volume
3/31/15	48.25	36.63	43.24	575,244
12/31/14	48.03	42.73	47.91	729,456
9/30/14	48.01	40.52	43.90	1,026,812
6/30/14	49.13	39.96	47.03	1,619,154
3/31/14	48.14	36.79	47.18	619,415

Investor Materials

Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about the corporation which have appeared in various publications are generally available in the "Investor Relations" section of our website, www.firstbusiness.com, or may be obtained from Mr. James F. Ropella by calling (608) 232-5970 or via e-mail at jropella@firstbusiness.com.

Dividend Reinvestment and Stock Purchase Plan

The corporation offers its shareholders a convenient and economical plan to increase their investment in First Business Financial Services common stock. This plan provides a method of investing cash dividends and voluntary cash payments in additional shares of common stock without payment of brokerage commissions or service charges.

Individuals who wish to purchase FBIZ stock for the first time may also participate in this plan. For additional information about the plan and a brochure, please contact:

Computershare CIP
c/o Computershare Investor Services
P.O. Box 30170
College Station, TX 77842-3170
www.computershare.com/investor

1-800-893-4698 (U.S. and Canada)
1-781-575-3120 (Outside U.S. and Canada)

Footprint


Minneapolis, MN
Madison, WI
Chicago, IL
St. Louis, MO
Kansas City
Denver, CO
Appleton, WI
Milwaukee, WI
Kenosha, WI
Detroit, MI
Hockessin, DE
Charlotte, NC
Atlanta, GA
San Antonio, TX
Banking Office
Asset-Based Lending Business Development Office
Factoring Office

First Business®

401 Charmany Drive · Madison, WI 53719

Timeline

- 1990, April – First Business Bank
- 1995, May – First Business Capital Corp.
- 1998, October – First Business Equipment Finance, LLC.
- 2000, June – First Business Bank - Milwaukee
- 2001, December – First Business Trust & Investments
- 2006, September – First Business Bank establishes Northeast Region
- 2012, November – First Business Factors
- 2014, September – First Business Bank - Milwaukee establishes Kenosha Region
- 2014, November – Alterra Bank